Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 33-90854, 333-36597, 333-63706, 333-90480, 333-135473, 333-151683 and 333-161515 on Form S-8 and Registration Statement Nos. 333-164283 and 333-178489 on Form S-3 of our reports dated February 29, 2012, relating to the consolidated financial statements of ARIAD Pharmaceuticals, Inc. and the effectiveness of ARIAD Pharmaceuticals, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of ARIAD Pharmaceuticals, Inc. for the year ended December 31, 2011.

/s/ Deloitte & Touche LLP

Boston, Massachusetts
February 29, 2012